Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Finjan Holdings, Inc. on Form S-8 of our report dated March 13, 2019, with respect to our audits of the consolidated financial statements of Finjan Holdings, Inc. as of December 31, 2018 and 2017 and for the years ended December 31, 2018, 2017, and 2016, which report is included in the Annual Report on Form 10-K of Finjan Holdings, Inc. for the year ended December 31, 2018.

/s/ MARCUM LLP

Marcum LLP
New York, NY
March 13, 2019